Exhibit 99

For Immediate Release

MeadWestvaco Comments on Asbestos Litigation

STAMFORD, Conn., August 16, 2002 /PR Newswire-First Call/ - In response to inquiries following its Form 10-Q quarterly report for the period ended June 30, 2002, the MeadWestvaco Corporation (NYSE: MWV) issued the following release:

MeadWestvaco, along with hundreds of other companies, has been named as a defendant in asbestos personal injury lawsuits based on premises and product liability claims. The vast majority of these suits are pending in the courts of three states (West Virginia, Illinois and Mississippi).

Most of the approximately 500 cases currently pending against the Company have been filed in the last few months. Each case typically includes scores of other corporate defendants and, in all of these cases, the total number of plaintiffs is approximately 6,000. In our past experience, most asbestos cases against the Company have been premises-related and the vast majority of claimants never recover against the Company. Typically, the plaintiffs have been unable to demonstrate that they have suffered any injury or illness or that any injuries they have in fact incurred resulted from exposure linked to the Company.

We manage asbestos claims to achieve settlements of valid claims for reasonable amounts given the facts and circumstances of each claim. When that is not possible, we will contest claims in court. To date, the total amount paid to settle all asbestos claims has been immaterial. The Company has never suffered an adverse judgment in a trial court proceeding related to asbestos claims.

MeadWestvaco's involvement in asbestos cases has been limited because the Company did not mine or produce asbestos. Furthermore, the volume of asbestos products produced was never more than a de minimus percentage of the total paper production of the former Mead Corporation. Mead's industrial specialty paper division once made asbestos-containing friction paper primarily for use in automotive transmissions.

The Company believes it has substantial insurance coverage, subject to applicable deductibles, for any asbestos claims. The Company has recently analyzed its insurance coverage for the relevant periods and has determined that nearly all of the Company's insurers for the periods in question appear to be capable of paying claims tendered under their policies. Additionally, in working with its insurers on asbestos claims, the Company has found that the relevant carriers have been honoring their duty to defend and indemnify the Company under their policies.

Although the outcome of litigation is always subject to many uncertainties, MeadWestvaco does not believe that such claims will have a material effect on our consolidated financial position, liquidity or results of operations.

MeadWestvaco Corporation, headquartered in Stamford, Conn., with annual sales of approximately $8 billion, is a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. The company operates in 33 countries, serves customers in approximately 100 nations, and employs more than 30,000 people worldwide. Using sustainable forestry practices, MeadWestvaco owns and manages 3.4 million acres of forests. For more information about MeadWestvaco, visit the company's website at www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to integrate successfully and achieve the anticipated benefits of the transaction; competitive pricing for the company's products; changes in raw materials pricing, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation; currency movements and other risk factors discussed in the company's Form 10-K for the transition period ended December 31, 2001 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.

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Contact Information

Media - Steve Frankel and Carolyn Miles, The Abernathy MacGregor Group, (212) 371-5999

Investors - Mark F. Pomerleau, MeadWestvaco, (203) 461-7616 and Kathleen Weiss, MeadWestvaco, (203) 461-7543